As filed with the Securities and Exchange Commission on June 21, 2000

                              SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C.  20549

                                           FORM S-8
                                    Registration Statement
                               Under the Securities Act of 1933

                         AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                  ------------------------------------------------------
                  (Exact name of registrant as specified in its charter)

            Maryland                                       	13-3974868
-------------------------------                          -------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)


399 Park Avenue, 36th Floor,
New York, New York            	                               10022
----------------------------------------                    ----------
(Address of principal executive offices)                    (Zip code)


                        AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                                1997 STOCK OPTION PLAN
                        ----------------------------------------
                               (Full title of the plan)

Stewart Zimmerman
President
America First Mortgage Investments, Inc.
399 Park Avenue, 36th Floor,
New York, New York  10022                             (212) 935-8760
----------------------------------------     --------------------------------
(Name and address of agent for service)       (Telephone number, including area
                                              code, of agent for service)


                                    Copies to:
                               --------------------
                               Steven P. Amen, Esq.
                                 Kutak Rock LLP
                                1650 Farnam Street
                              Omaha, Nebraska  68102
                                 (402) 346-6000

                          Calculation of Registration Fee

                                               Proposed Maximum    Proposed Maximum       Amount of
Title of Securities          Amount to Be      Offering Price      Aggregate Offering     Registration
to be Registered             Registered        Per Share (1)       Price (1)              Fee
-----------------------      ---------------   ----------------    ------------------     -------------
Common Stock, par value      1,000,000 shares  $5.25               $5,250,000             $1,386
$0.01 per share


(1)	Estimated pursuant to Rule 457(h) and (c) solely for purposes of calculating the registration fee. The price per share is estimated to be $5.25 based on the average of the high ($5.25) and low ($5.25) sale prices for the Common Stock in the New York Stock Exchange on June 19, 2000, as reported in the Wall Street Journal on June 20, 2000, 1999.









                                     (i)

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission by America First Mortgage Investments, Inc. (the "Registrant") pursuant to Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a)	the Registrant's Annual Report on Form 10-K for the year ended December
31, 1999;

(b)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended March
31, 2000;

(c)	all other reports filed by the Registrant pursuant to Section 13(a) or
15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(d)	the description of the Registrant's Common Stock contained in Amendment
No. 1 to the Registrant's Registration Statement on Form S-4 (File No. 333-46179) filed with the Securities and Exchange Commission on February 13, 1998.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Maryland General Corporation Law (the "MGCL"), each director of the Registrant is required to perform his duties as a director in good faith, in a manner he believes to be in the best interest of the Registrant and with the care than an ordinary prudent person in a like position would use under similar circumstances. Acts or omissions of a director not amounting to a violation of this statutory standard may not be the basis for imposition of any liability of the director, either for legal or equitable relief. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or
(ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Amended and Restated Articles of Incorporation (the "Articles") contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL. The Articles (i) require the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors and officers, whether serving the Registrant, or at its request, any other entity and (ii) authorize the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to other employees and agents, whether serving the Registrant, or

                                     (1)

at its request, any other entity. The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation, or in a suit claiming improper benefit, except for expenses ordered by a court. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Stewart Zimmerman, the President and Chief Executive Officer of the Registrant, William Gorin, the Executive Vice President and Secretary of the Registrant, and Ronald Freydberg, the Senior Vice President of the Registrant, are each employed by America First Mortgage Advisor Corporation, an advisor to the Registrant (the "Advisor"). Under their employment agreements with the Advisor, the Advisor is required to indemnify such officers to the fullest extent permitted by New York law in effect as of the date of each respective employment contract against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) reasonably incurred by such officers in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such officer is made, or threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Advisor, as the case may be, or is or was serving as an officer, director, member, employee, trustee or agent of any other entity (including the Registrant) at the request of the Advisor.

Section 722 of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify a director or officer of the corporation under certain circumstances.

A director or officer of the corporation who is made, or is threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, may be indemnified by the corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein). Such director or officer must have acted in good faith and for a purpose which he reasonably believed to be in the best interests of the corporation in order to be indemnified. Additionally, in order to be indemnified in a criminal action or proceeding as described in this paragraph, such director or officer must have had no reasonable cause to believe that his conduct was unlawful.

A corporation may also indemnify a director or officer of the corporation who is made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor, against amounts paid in settlement and reasonable expenses (including attorney's fees actually and necessarily incurred by him in connection with the defense or settlement of such action) or in connection with an appeal therein. In order to be indemnified in such actions or proceedings, the director or officer must have acted in good faith, for a purpose he reasonably believed to be in the best interests of the corporation. However, a director or officer may not be indemnified if (1) a threatened action, or a pending action is settled or otherwise disposed of, or (2) such officer or director is adjudged liable to the corporation, unless a court of competent jurisdiction determines that, in

                                     (2)

view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Under the NYBCL, the termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not in itself create a presumption that any such director or officer did not act in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

Additionally, the directors and officers of the Registrant may be indemnified pursuant to the terms of a Directors and Officers Liability insurance policy maintained by the parent company of the Advisor.

To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such provisions are contrary to public policy and therefore are not enforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number                           Description
--------------                           -----------

4(a) Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit
                4.1 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-46179) dated February 12, 1998)

4(b) The Registrant's Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission file No. 001-13991))

5               Opinion of Kutak Rock LLP

23(a) Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)           Consent of PricewaterhouseCoopers LLP

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(a)(l)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities
Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement

                                     (3)

relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
























































                                     (4)

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 19, 2000.



                                     	AMERICA FIRST MORTAGE	INVESTMENTS,	INC.

                                     	By	/s/ Stewart Zimmerman
                                       		Stewart Zimmerman,
                                       		President and Chief Executive Officer



























































                                     (5)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of June 19, 2000.

Signature                         Title
----------------------            -----

/s/ Stewart Zimmerman             President and Chief Executive Officer
Stewart Zimmerman                 (principal executive officer) and Director

/s/ Gary N. Thompson              Chief Financial Officer and Treasurer
Gary N. Thompson                  (principal financial officer and principal
                                  accounting officer)

/s/ Michael B. Yanney
Michael B. Yanney                 Director, Chairman of the Board

/s/ Michael L. Dahir
Michael L. Dahir                  Director

/s/ George Janzen
George Janzen                     Director

/s/ George H. Krauss              Director
George H. Krauss

/s/ Gregor Medinger
Gregor Medinger                   Director

/s/ W. David Scott
W. David Scott                    Director












































                                     (6)

                                EXHIBIT INDEX

Exhibit Number                   Description
--------------                   -----------

4(a) Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit
                 4.1 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-46179) dated February 12, 1998)

4(b) The Registrant's Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission file No. 001-13991))

5                Opinion of Kutak Rock LLP

23(a) Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)            Consent of PricewaterhouseCoopers LLP






















































                                     (7)

                                  EXHIBIT 5

                          OPINION OF KUTAK ROCK LLP

                                June 19, 2000

Board of Directors
America First Mortgage Investments, Inc.
36th Floor
399 Park Avenue
New York, NY  10022

Ladies and Gentlemen:

We have acted as counsel to America First Mortgage Investments, Inc., a Maryland corporation (the "Company") in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the exercise of options which may be granted to directors, officers and employees of the Company or certain of its affiliates under the terms of the Company's Amended and Restated 1997 Stock Option Plan (the "Plan"). In rendering this opinion, we have reviewed such documents and made such examinations of law as we deemed necessary for purposes hereof. Based on, and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                      	Sincerely,

                                                      	/s/ KUTAK ROCK LLP
                                                          	KUTAK ROCK LLP




































                                     (8)

                                EXHIBIT 23(b)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2000, relating to the financial statements of America First Mortgage Investments, Inc. (the "Company"), which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.


                                            /s/ PricewaterhouseCoopers LLP

                                                New York, New York
                                                June 19, 2000




























































                                     (9)